UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Walter Energy, Inc.
(Name of Registrant as Specified in Its Charter)

Audley European Opportunities Fund Ltd.
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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On April 15, 2013, Audley Capital Advisors LLP issued the following press release:

AUDLEY CAPITAL COMMENTS ON ISS REPORT REGARDING WALTER ENERGY

Urges Stockholders to Vote “FOR” ALL of Audley Capital’s
Highly-Qualified Director Nominees on the GOLD Proxy Card

New York, April 15, 2013 – Audley Capital Advisors LLP (including certain related funds and investment vehicles, “Audley Capital”) today issued the following statement regarding the report on Walter Energy, Inc. (NYSE: WLT) (TSX: WLT) (“Walter Energy” or “the Company”) issued by Institutional Shareholder Services (“ISS”) on April 12, 2013. Audley Capital is continuing to urge stockholders to vote FOR its five nominees for election to the Board of Directors at the Company’s upcoming 2013 Annual Meeting of Stockholders on April 25, 2013.

“ISS, and its peer Glass Lewis, both recognize the significant operational and financial issues at Walter Energy. Unfortunately, they buy into the Company’s argument that declining metallurgical coal prices are to blame instead of recognizing that many of these problems are self-inflicted,” said Julian Treger, Managing Partner of Audley Capital Advisors. “From the beginning, we have maintained that we are giving stockholders a choice. Stockholders can choose to change nothing and continue on with a Board that has made excuses, missed tremendous value creation opportunities, failed to expand into new growth markets, continued to stress the balance sheet and pinned its hopes on met coal price recovery. Or, instead, stockholders can choose to elect our slate of individuals with broad global industry and capital markets experience that would elevate the skill level of the Walter Energy Board and seek initiatives to accelerate a stabilization of the Company and position it for far superior value creation in the face of a sustained recovery in met coal pricing.”

Added Treger, “Stockholders are encouraged to look at each and every director nominee put forward and judge who can serve them best. We believe we have put forward truly dynamic individuals that have created tremendous value as operators, fiduciaries and investors. This is not a statement the current Board can make regarding the disappointing record of Walter Energy. We are optimistic that stockholders, tired of their underperforming investment, will support change and elect Audley’s nominees on April 25, 2013.”

In its analysis ISS stated*:

•	“There is no question that Walter Energy has performed poorly on an absolute basis over the most recent cyclical downturn in the coal industry.”

•	“When compared to a global index of metallurgical coal producers compiled by Bloomberg, Walter Energy underperforms the index over the three year period...”

•
“Walter Energy seemed to track the price of metallurgical coal fairly closely until April 2011, when it acquired Western Coal. Since then, Walter Energy’s decline has outpaced the decline of metallurgical coal prices, perhaps due to the increased financial leverage it took on in the acquisition. Walter Energy fully wrote off the acquisition’s goodwill in November 2012 with a $1.1 billion impairment charge.”

•
“The dissident believes that the board has done a poor job of managing its costs. This is particularly evident in its administrative expenses, which in total are high relative to peers but extremely high on a per-ton basis, which the dissident believes is a more appropriate metric. The difference is striking: a $9.00 cost per ton at Walter compares to a $1.31 average cost.”

Audley Capital agrees with ISS’s criticisms of the current Board in these and other respects. But Audley Capital also emphasizes that ISS’s analysis does not entirely capture a huge part of the losses that Walter Energy shareholders have suffered recently because portions of its report only measure the Company’s stock performance through February 19, 2013 – following Walter Energy’s self-selected reference point. This ignores that, between February 19th, 2013 and April 12th, 2013, the Company’s stock price has decreased a startling 40% – erasing almost $1 billion in market capitalization. Audley Capital believes this enormous destruction of shareholder value and share underperformance against peers was driven in part by the higher interest burden voluntarily taken on by the Company.

Audley Capital’s director nominees include individuals with extensive experience in the metallurgical coal industry on an international basis and possess the skills required to manage multi-jurisdictional coal operations and their financing.

Audley Capital urges stockholders to vote FOR its five director nominees by immediately completing and returning their GOLD proxy card or by submitting proxies by telephone or through the Internet. Investors that need assistance or have any questions or need assistance voting your shares, please call our proxy solicitor, Okapi Partners LLC, at (877) 208-8903.

* Permission to quote from the ISS report was neither sought nor obtained.

Additional Information

Further information regarding the director nominees and other persons who may be deemed participants, and other matters, are set forth in a definitive proxy statement filed with the Securities and Exchange Commission (“SEC”). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ADVISED TO READ THAT PROXY STATEMENT, BECAUSE IT INCLUDES IMPORTANT INFORMATION. THE PROXY STATEMENT IS BEING SENT TO SHAREHOLDERS BY OR ON BEHALF OF PARTICIPANTS, AND IS ALSO AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT http://www.sec.gov.

Contacts

Investors:

Audley Capital Advisors LLP
Julian Treger, Managing Partner
+44 20 7529 6900

Okapi Partners LLC
Bruce Goldfarb/Charles Garske/Patrick McHugh
212-297-0720

Media:

Sard Verbinnen & Co
Dan Gagnier/Brian Shiver
212-687-8080